Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hilton Grand Vacations Inc. for the registration of 26,295,825 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2025, with respect to the consolidated financial statements of Hilton Grand Vacations Inc., and the effectiveness of internal control over financial reporting of Hilton Grand Vacations, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 12, 2025